Exhibit 77(c)

                MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS

A Special Meeting of Shareholders of Pilgrim LargeCap Leaders Fund ("LargeCap Leaders"), a series of the Registrant, was held on March 15, 2001, for the purpose of approving the reorganization of LargeCap Leaders into the Pilgrim MagnaCap Fund, a series of Pilgrim Investment Funds, Inc., whereby LargeCap leaders would transfer its assets to the Pilgrim MagnaCap Fund in exchange for the applicable class of Shares of the Pilgrim MagnaCap Fund and assumption by Pilgrim MagnaCap Fund of Large Cap Leaders' liabilities (For: 1,174,456,
Against: 23,913).

A Special Meeting of Shareholders of Pilgrim MidCap Value Fund ("MidCap Value"), a series of the Registrant, was held on February 23, 2001, for the purpose of approving the reorganization of MidCap Value into the Pilgrim MagnaCap Fund, a series of Pilgrim Investment Funds, Inc., whereby MidCap Value would transfer its assets to the Pilgrim MagnaCap Fund in exchange for the applicable class of Shares of the Pilgrim MagnaCap Fund and assumption by Pilgrim MagnaCap Fund of MidCap Value's liabilities (For: 1,362,340, Against: 49,581).